Exhibit 99.1

TPI Composites, Inc. Announces Refinancing Transaction with Oaktree,

Significantly Strengthening Company’s Liquidity Position and Enhancing Financial Flexibility

Improves liquidity by approximately $190 million

Permanently reduces future obligations by up to $90 million

SCOTTSDALE, Arizona, December 14, 2023 — TPI Composites, Inc. (Nasdaq: TPIC) (“TPI” or “the Company”) announced today that it has entered into a binding agreement (the “Agreement”) with funds managed by Oaktree Capital Management, L.P. (“Oaktree”) to refinance Oaktree’s outstanding Series A Preferred Stock holdings in the Company. The refinancing closed concurrently with the execution of the Agreement.

Under the terms of the Agreement, Oaktree converted its existing $436 million Series A Preferred Stock investment into a $393 million senior secured term loan, with the remaining $43 million exchanged into common equity pursuant to a separate purchase agreement. Including Oaktree’s existing common equity position in TPI, Oaktree holds 9.9% of TPI’s common equity on a pro forma basis. In connection with this refinancing, the maturity of the term loan was extended to March 31, 2027, from November 22, 2026, the optional redemption date for the Series A Preferred Stock.

Under the terms of the term loan, the Company has the ability to pay in kind all interest payments through December 31, 2025, and 50% of the interest payments from January 1, 2026, through maturity. If the Company elects to pay in cash any interest payments that could have been paid in kind, the applicable interest rate will be reduced by 2%, resulting in an effective interest rate of 9% for such portion of interest. Importantly, TPI and Oaktree have also agreed that the term loan will not be subject to the minimum fixed charge dividend coverage ratio or other financial maintenance covenants that were previously in effect, other than the requirement to maintain a minimum cash balance in the U.S.

The refinancing transaction is expected to confer a number of benefits to the Company, summarized as follows:

•	Improves liquidity by approximately $190 million through the life of the term loan, primarily due to the extension of time the Company can pay in-kind dividends

•

Permanently reduces future obligations by up to $90 million through the refinance of $43 million of accrued and unpaid dividends on the Series A Preferred Stock to approximately 3.9 million shares of TPI’s common equity, elimination of dividends/interest on the refinanced principal and avoidance of 200 basis points of potential dividends owing to the elimination of the minimum fixed charge dividend coverage ratio covenant

•	Provides the Company with significant refinancing flexibility by both extending the maturity into 2027 and eliminating the prepayment penalties that were associated with the Series A Preferred Stock

“We are pleased to announce this refinancing transaction with Oaktree, who has been a supportive partner over the last two years and is demonstrating their commitment to and confidence in TPI with this refinancing,” said Bill Siwek, President, and CEO of TPI. “This transaction will provide significantly greater financial flexibility to execute on our strategic initiatives as we continue to navigate the near-term challenges in the wind industry and positions us to support the growth anticipated by our customers as market conditions improve.”

“TPI has a unique position of competitive strength, fueled by its global footprint, long-term and trusted customer relationships and the key role it continues to play in accelerating the clean energy transition,” said Andrew Moir, Senior Vice President at Oaktree and a Director of TPI. “We are excited to deepen our relationship through this transaction and working with the TPI team to realize the full potential of the Company’s opportunities and impact in the industry.”

Additional information regarding the Agreement will be included in a Current Report on Form 8-K to be filed by TPI with the Securities and Exchange Commission.

Lazard acted as TPI’s financial advisor. Goodwin Procter LLP acted as TPI’s legal advisor and Sullivan & Cromwell LLP acted as Oaktree’s legal advisor.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and automotive markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $183 billion in assets under management as of September 30, 2023. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,200 employees and offices in 21 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements contained in this release include, but are not limited to, statements about the Company’s industry, market conditions, and the benefits of the refinancing. These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the Securities and Exchange Commission.

Investor Relations

480-315-8742

Investors@TPIComposites.com

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